Exhibit 5.1

                                          May __, 1997

ContiFinancial Corporation
277 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

            We refer to the Registration Statement on Form S-4, Registration No. 333-23963 (the "Registration Statement"), filed by ContiFinancial Corporation, a Delaware corporation (the "Company"), on March 26, 1977, as amended by Amendment No. 1 filed on May 6, 1997 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to an offer by the Company to exchange up to $200,000,000 aggregate principal amount of its 7 1/2% Senior Notes Due 2002 (the "New Notes"), which have been registered under the Act for a like principal amount of its outstanding 7 1/2% Senior Notes Due 2002 (the "Old Notes").

            We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

            Based upon the foregoing, it is our opinion that:

            1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

            2. Assuming the due execution and delivery of the New Notes on behalf of the Company, the New Notes will be duly authorized and, when authenticated by the Trustee in accordance with the Indenture and delivered to the purchasers thereof against tender of the Old Notes therefor, will be valid and binding obligations of the Company, enforceable in accordance with their respective terms and entitled to the benefits of the indenture except (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

            In expressing the foregoing opinion with respect to the New Notes, we have assumed, with your consent, (i) the due execution and delivery of the Indenture by each of the Company and the Trustee and (ii) that the New Notes will conform as to form to the specimen New Note, which fact we have not verified by inspection of the individual New Notes.
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            We are not members of any bar except that of the State of New York, and in expressing the opinions set forth above, we are not passing upon the laws of any jurisdiction other than laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,


                                    DEWEY BALLANTINE


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